Exhibit 4.2

FOURTH SUPPLEMENTAL INDENTURE

among

IDEX CORPORATION,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Dated as of May 28, 2021

Supplemental to Indenture for Debt Securities

Dated as of December 6, 2010

2.625% Senior Notes due 2031

TABLE OF CONTENTS

PAGE
ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General	1
Section 1.02. Terms of Notes	1

ARTICLE 2
CERTAIN DEFINITIONS

Section 2.01. Certain Definitions	2
Section 2.02. Rules of Construction	6

ARTICLE 3
COVENANTS

Section 3.01. Change of Control Triggering Event	6
Section 3.02. Limitations on Liens	7
Section 3.03. Limitations on Sale and Leaseback Transactions	7
Section 3.04. Applicability of Covenants Contained in the Base Indenture	8

ARTICLE 4
THE NOTES

Section 4.01. Form of Notes	8
Section 4.02. Depositary	8

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01. Events of Default	8

ARTICLE 6
REDEMPTION

Section 6.01. Optional Redemption	9
Section 6.02. Notice of Redemption; Partial Redemptions	9
Section 6.03. Applicability of Sections of the Base Indenture	10

ARTICLE 7
DEFEASANCE

Section 7.01. Defeasance	10
Section 7.02. Amendment of Section 10.01(b)(iv) of the Base Indenture	10

ARTICLE 8
MISCELLANEOUS

Section 8.01. Ratification of Base Indenture	11
Section 8.02. Trustee Not Responsible for Recitals	11
Section 8.03. New York Law to Govern	11
Section 8.04. Counterparts	11
Section 8.05. Effect of Headings	11

EXHIBIT A. Form of Note

This is the FOURTH SUPPLEMENTAL INDENTURE, dated as of May 28, 2021 (this “Fourth Supplemental Indenture”), by and among IDEX CORPORATION, a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (as defined in the Indenture, the “Trustee”), to the Indenture, dated as of December 6, 2010 (the “Base Indenture” and, as supplemented by this Fourth Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee.

RECITALS:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s debentures, notes, or other evidences of indebtedness (as defined in the Indenture, the “Securities”), to be issued in one or more series;

WHEREAS, Section 8.01 of the Base Indenture permits the Company and the Trustee to enter into indentures supplemental to the Base Indenture to establish the form and terms of any series of Securities as provided by Sections 2.01 and 2.03 of the Base Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Fourth Supplemental Indenture in order to establish and provide for the issuance by the Company of a new series of Securities designated as its 2.625% Senior Notes due 2031 (the “Notes”), on the terms set forth herein;

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $500,000,000;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Fourth Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid supplement to the Base Indenture have been done;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the purchase and acceptance of the Notes by the Holders thereof, the Company mutually covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General. This Fourth Supplemental Indenture supplements and, to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Base Indenture effected by this Fourth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $500,000,000) and shall not apply to any other Securities that have been or may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Fourth Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “2.625% Senior Notes due 2031.” The Notes shall be in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.

All Notes issued under this Fourth Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation on waivers and amendments, and no Holder of Notes shall have the right to vote or consent as a separate class from other Holders on any matter except matters which affect such Holder only.

Section 1.02. Terms of Notes. The information applicable to the Notes required pursuant to Section 2.03 of the Base Indenture is as follows:

(a) the title of the Notes shall be “2.625% Senior Notes due 2031”;

(b) not applicable;

(c) the initial aggregate principal amount of the Notes shall be $500,000,000;

(d) the Notes shall be issuable in Dollars;

(e) principal shall be payable as set forth in the form of Note;

(f) the rate at which the Notes shall bear interest and interest payment and record dates shall be as set forth in the form of Note;

(g) the place where the principal of and any interest on the Notes shall be payable shall be as set forth in the Base Indenture;

(h) the Notes shall be subject to optional redemption as set forth in Article 6 below;

(i) not applicable;

(j) the Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 above that amount;

(k) not applicable;

(l) payment of the principal and interest on the Notes shall be made in Dollars;

(m) not applicable;

(n) not applicable;

(o) the Notes may be defeased as set forth in Article 7 below;

(p) not applicable;

(q) the Notes shall be issuable as Global Securities;

(r) Wells Fargo Bank, National Association initially shall serve as the Trustee, paying agent, registrar and custodian with respect to the Notes;

(s) the events of default set forth in Article 5 below and the covenants set forth in Article 3 below shall be applicable to the Notes;

(t) not applicable;

(u) the Notes shall be senior debt securities; and

(v) not applicable.

ARTICLE 2

CERTAIN DEFINITIONS

Section 2.01. Certain Definitions. The following definitions shall apply to the Notes. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

“Attributable Debt” with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined by the Company’s Board of Directors in good faith); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Lease” means any lease of any Principal Property that is or should be accounted for as a capital lease on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and its Subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of the Company’s subsidiaries; provided, however, that none of the circumstances in this clause (a) shall be a Change of Control if the persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(c) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act. As used in this definition, the term “beneficial owner” has the meaning given thereto in Rules 13d-3 and 13d-5 of the Exchange Act.

“Change of Control Offer” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Change of Control Payment” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Change of Control Payment Date” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of three Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any Debt of less than 12 months from the date of the Company’s most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at the Company’s option) and (2) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the Company’s most recent consolidated balance sheet and determined in accordance with GAAP.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“DTC” has the meaning ascribed to such term in Section 4.02 of this Fourth Supplemental Indenture.

“Event of Default” means any event specified as such in Section 5.01 of this Fourth Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Funded Debt” means any Debt maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Debt is included in current liabilities).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Global Note” has the meaning ascribed to such term in Section 4.01 of this Fourth Supplemental Indenture.

“Global Note Holder” has the meaning ascribed to such term in Section 4.02 of this Fourth Supplemental Indenture.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Notes” has the meaning ascribed to it in the recitals of this Fourth Supplemental Indenture.

“Permitted Liens” means:

(a) Liens existing at the date of the indenture;

(b) Liens in favor of the Company or a Restricted Subsidiary;

(c) Liens on any property existing at the time of the acquisition thereof;

(d) Liens on any property of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into the Company or a Restricted Subsidiary, or Liens on any property of a Person existing at the time such Person becomes a Restricted Subsidiary;

(e) Liens to secure all or part of the cost of acquisition (including Liens created as a result of an acquisition by way of Capital Lease), construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such property and (B) the placing in operation of such property or of such property as so constructed, developed or improved;

(f) Liens securing industrial revenue, pollution control or similar bonds; and

(g) any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of clauses (a), (c), (d) or (e) that would not otherwise be permitted pursuant to any of clauses (a) through (f), to the extent that (A) the principal amount of Debt secured thereby and not otherwise permitted to be secured pursuant to any of clauses (a) through (f) does not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement, except that where the Debt so secured at the time of any such extension, renewal or replacement was incurred for the sole purpose of financing a specific project; and (B) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the property that was subject to the Lien so extended, renewed or replaced.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned or leased by the Company or any of its Subsidiaries, whether owned or leased on the date of the Indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof which the Company’s Board of Directors determines in good faith is not of material importance to the business conducted by the Company and its subsidiaries taken as a whole shall not be a Principal Property.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company as Quotation Agent.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 (c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means a decrease in the ratings of the Notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Reference Treasury Dealer” means any of (1) J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (2) at least two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third Business Day preceding that date of redemption.

“Restricted Subsidiary” means any Subsidiary of the Company which owns or leases Principal Property.

“S&P” means S&P Global Ratings and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such property to another Person and the Company or the Restricted Subsidiary lease or rent it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other subsidiaries, or by the Company and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the subsidiaries or by the Company and one or more of the subsidiaries.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 2.02. Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided, the term “interest” in this Fourth Supplemental Indenture shall be construed to include additional interest, if any.

ARTICLE 3

COVENANTS

The following covenants shall apply in addition to the covenants set forth in the Indenture:

Section 3.01. Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Section 6.01 of this Fourth Supplemental Indenture, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed or sent electronically pursuant to applicable DTC procedures to Holders of the Notes with a copy to the Trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the repurchase date specified in the applicable notice, which date shall be no earlier than 10 days and no later than 60 days from the date on which such notice is mailed or sent (a “Change of Control Payment Date”).

(c) The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

(d) On each Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(e) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Section 3.02. Limitations on Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, or upon Capital Stock or Debt of any Restricted Subsidiary and owned by the Company or any Subsidiary, now or hereafter acquired, to secure Debt, without effectively providing concurrently that the Notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

(b) Notwithstanding the restrictions set forth in paragraph (a) in this Section 3.02, the Company and its Restricted Subsidiaries may, directly or indirectly, create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in paragraph (a) in this Section 3.02 without equally and ratably securing the Notes if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate principal amount of outstanding Debt secured by Liens which would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to any Principal Property (not including such transactions described under any of clauses (i) through (vii) in Section 3.03(a) of this Fourth Supplemental Indenture), does not exceed 15% of Consolidated Net Tangible Assets.

Section 3.03. Limitations on Sale and Leaseback Transactions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by the Company or such Restricted Subsidiary, unless:

(i) the Sale and Leaseback Transaction is solely with the Company or a Subsidiary;

(ii) the lease in such Sale and Leaseback Transaction is for a period not in excess of three years;

(iii) the lease in such Sale and Leaseback Transaction secures or relates to industrial revenue, pollution control or similar bonds;

(iv) the Sale and Leaseback Transaction is entered into prior to or within 12 months after the purchase or acquisition of the Principal Property which is the subject of such Sale and Leaseback Transaction;

(v) the Sale and Leaseback Transaction involving property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Subsidiary;

(vi) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by the Company’s Board of Directors in good faith) of the Principal Property leased pursuant to such Sale and Leaseback Transaction, so long as within 180 days of the effective date of such Sale and Leaseback Transaction, the Company or such Restricted Subsidiary apply (or irrevocably commit to an escrow account for the purpose or purposes hereinafter mentioned) an amount equal to the greater of (A) net proceeds of such sale, and (B) the Attributable Debt of the Company and the Company’s Restricted Subsidiaries in respect of such Sale and Leaseback Transaction to either (x) the purchase of property which shall constitute a Principal Property having a fair value at least equal to the fair value of the Principal Property leased, or (y) the retirement or repayment (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of any Funded Debt of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the Notes) or preferred stock of any Subsidiary (other than any such Debt owed to or preferred stock owned by the Company or any Subsidiary); provided, however, that in lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment (or committing such an amount to an escrow account for such purpose), the Company or the Restricted Subsidiary may deliver to the Trustee outstanding Notes and thereby reduce the amount to be applied pursuant to (y) of this clause (vi) by an amount equivalent to the aggregate principal amount of the Notes so delivered;

(vii) the Sale and Leaseback Transaction involving the extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in clauses (i) through (vi), inclusive, in this Section 3.03; provided, however, that such lease extension, renewal or replacement shall be limited to all or any part of the same property leased under the lease so extended, renewed or replaced (plus improvements to such property); or

(viii) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions with respect to any Principal Property (not including any Sale and Leaseback Transactions described under any of clauses (i) through (vii) of this Section 3.03), plus the aggregate principal amount of outstanding Debt secured by Liens upon Principal Properties or Capital Stock or Debt of any Restricted Subsidiary and owned by the Company or any Subsidiary then Outstanding (not including any such Debt secured by Permitted Liens) which do not secure such outstanding securities issued under the Indenture equally and ratably with (or on a basis that is prior to) the other Debt secured thereby, would not exceed 15% of Consolidated Net Tangible Assets.

Section 3.04. Applicability of Covenants Contained in the Base Indenture. Each of the agreements and covenants of the Company contained in Article 3 of the Base Indenture shall apply to the Notes.

ARTICLE 4

THE NOTES

Section 4.01. Form of Notes. The Notes shall initially be issued in the form of one or more Global Securities substantially in the form of Exhibit A attached hereto (the “Global Note”).

Section 4.02. Depositary. The Depositary for the Global Note shall initially be The Depository Trust Company (“DTC”) and the Global Note shall be deposited with, or on behalf of, the Trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

ARTICLE 5

EVENTS OF DEFAULT

Section 5.01. Events of Default. The following Events of Default shall apply to the Notes:

(a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days);

(b) default in the payment of principal of or premium, if any, on any Note when due and payable;

(c) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of the outstanding Notes as provided in the Indenture;

(d) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property and assets or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(e) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property and assets, or make any general assignment for the benefit of creditors; or

(f) (i) a default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed by the Company (other than non-recourse indebtedness) which results in acceleration of, or non-payment at maturity (after giving effect to any applicable grace period) of, such indebtedness in an amount exceeding $50,000,000, in which case the Company shall immediately give notice to the Trustee of such acceleration or non-payment and (ii) there shall have been a failure to cure such default or to discharge such defaulted indebtedness within ten days after notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; provided, however, that no such Event of Default described in this paragraph (f) shall exist as long as the Company is contesting any such default or acceleration in good faith and by appropriate proceedings.

ARTICLE 6

REDEMPTION

Section 6.01. Optional Redemption.

(a) The Notes shall be redeemable, at the option of the Company, at any time prior to March 15, 2031 (three months prior to the maturity date) in whole or from time to time in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the Notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points.

(b) The Notes shall be redeemable, at the option of the Company, at any time on or after March 15, 2031 (three months prior to the maturity date), in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of redemption.

In each of paragraphs (a) and (b) of this Section 6.01, the Company shall pay accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

Section 6.02. Notice of Redemption; Partial Redemptions. The provisions of the first, third and fourth paragraphs of Section 12.02 of the Base Indenture shall be replaced with the following in respect of any optional redemption of the Notes:

“Notice of redemption to the Holders of Notes to be redeemed as a whole or in part at the option of the Issuer shall be given by mailing notice of such redemption by first class mail, postage prepaid, or sending electronically pursuant to applicable DTC procedures, at least 10 days and not more than 60 days prior to the date fixed for redemption to such Holders of Notes at their last addresses as they shall appear upon the Security register. Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Failure to give notice or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Security of such series.

The election of the Issuer to redeem any Notes shall be set forth in an Officer’s Certificate which states that such election has been duly authorized by all requisite corporate action on the part of the Issuer delivered to the Trustee at least 5 days prior to the date notice of redemption is to be given to the Holders (unless a shorter notice shall be satisfactory to the Trustee). If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Securities, will be set forth in an Officer’s Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the date fixed for redemption. The notice of redemption of Notes to be redeemed at the option of the Issuer shall be given (i) by the Issuer or (ii) upon Issuer Order delivered to the Trustee together with such notice of redemption at least 5 days prior to the date such notice of redemption is to be given to the Holders (unless a shorter notice shall be satisfactory to the Trustee), by the Trustee in the name and at the expense of the Issuer.

On or before 11:00 A.M., New York City time, of the redemption date specified in the notice of redemption given as provided in this Section, the Issuer will deposit with the Trustee or with one or more paying agents (or, if the Issuer is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 3.04) an amount of money sufficient to redeem on the redemption date all the Notes so called for redemption (other than those theretofore surrendered for conversion into Common Stock) at the appropriate redemption price, together with accrued interest to, but excluding, the date fixed for redemption. If any Note called for redemption is converted pursuant hereto, any money deposited with the Trustee or any paying agent or so segregated and held in trust for the redemption of such Note shall be paid to the Issuer upon the Issuer’s request, or, if then held by the Issuer, shall be discharged from such trust. The Issuer will deliver to the Trustee at least 15 days prior to the date fixed for redemption (unless a shorter time period shall be acceptable to the Trustee) an Officer’s Certificate (which need not comply with Section 11.05) stating the aggregate principal amount of Notes to be redeemed. In case of a redemption at the election of the Issuer prior to the expiration of any restriction on such redemption, the Issuer shall deliver to the Trustee, prior to the giving of any notice of redemption to Holders pursuant to this Section, an Officer’s Certificate stating that such restriction has been complied with.”

Section 6.03. Applicability of Sections of the Base Indenture. The provisions of Article 12 of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.

ARTICLE 7

DEFEASANCE

Section 7.01. Defeasance. If the Company shall effect a defeasance of the Notes pursuant to Article 10 of the Base Indenture, the Company shall cease to have any obligation to comply with the covenants set forth in Article 3 hereof.

Section 7.02. Amendment of Section 10.01(b)(iv) of the Base Indenture. Solely for the purposes of the Notes, Section 10.01(b)(iv) of the Base Indenture is hereby amended by replacing that section in its entirety with the following:

“the Issuer shall have delivered to the Trustee an Opinion of Counsel from a nationally recognized counsel acceptable to the Trustee or a private letter ruling issued by the United States Internal Revenue Service to the effect that the beneficial owners will not recognize income, gain or loss for United States Federal income tax purposes as a result of the Issuer’s exercise of its option under this Section 10.01(b) and will be subject to United States Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised;”

ARTICLE 8

MISCELLANEOUS

Section 8.01. Ratification of Base Indenture. The Base Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee shall not be responsible for determining whether any Change of Control Triggering Event has occurred and whether any Change of Control Offer with respect to the Notes is required. The Trustee shall not be responsible for monitoring the Company’s rating status or making any request upon any Rating Agency. In connection with any proposed exchange of a Global Security for a certificated Note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 8.03. New York Law to Govern. The Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 8.04. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

Section 8.05. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

IDEX CORPORATION

By:	/s/ William K. Grogan
Name: William K. Grogan
Title: Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Todd Landry
Name: Todd Landry
Title: Vice President

Exhibit A

[TO BE INSERTED ON GLOBAL SECURITES]

[FACE OF NOTE]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [ ]	Principal Amount $[ ], as revised by the Schedule of Increases and Decreases attached hereto CUSIP No.: 45167R AH7 ISIN: US45167RAH75

IDEX CORPORATION

2.625% Senior Note due 2031

IDEX CORPORATION, a Delaware corporation (“Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of [ ], as revised by the Schedule of Increases and Decreases attached hereto, on June 15, 2031.

Interest Payment Dates: June 15 and December 15 (each, an “Interest Payment Date”), commencing on December 15, 2021.

Interest Record Dates: June 1 and December 1 (each, an “Interest Record Date”).

Initially, payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in Minneapolis, Minnesota, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal of and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

IDEX CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF NOTE]

This Note is one of the duly authorized securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of December 6, 2010 (the “Base Indenture”), as amended by a Fourth Supplemental Indenture dated as of May 28, 2021 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Notes represented hereby), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is a Global Note representing the Company’s 2.625% Senior Notes due 2031 in the aggregate principal amount of $[ ].

The amount of interest payable on any interest payment date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

The Notes of this series are issuable only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The Notes shall be redeemable, at the option of the Company, at any time prior to March 15, 2031 (three months prior to the maturity date), in whole or from time to time in part, at a redemption price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the Notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points.

The Notes shall be redeemable, at the option of the Company, at any time on or after March 15, 2031 (three months prior to the maturity date), in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of redemption.

In each case, the Company shall pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of three Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company as Quotation Agent.

“Reference Treasury Dealer” means any of (1) J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (2) at least two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third Business Day preceding that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed or sent electronically pursuant to applicable DTC procedures to Holders of the Notes with a copy to the Trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the repurchase date specified in the applicable notice, which date shall be no earlier than 10 days and no later than 60 days from the date on which such notice is mailed or sent (a “Change of Control Payment Date”).

The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and its Subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of the Company’s subsidiaries; provided, however, that none of the circumstances in this clause (a) shall be a Change of Control if the persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(c) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act. As used in this definition, the term “beneficial owner” has the meaning given thereto in Rules 13d-3 and 13d-5 of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means a decrease in the ratings of the Notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Notes are initially limited to $[    ] aggregate principal amount. The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes). Such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided that the Notes and such further Notes must be fungible with each other for U.S. federal income tax purposes.

The Notes are not entitled to the benefit of any sinking fund.

The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person or sell, convey, transfer or lease all or substantially all of its assets to any Person, and requires that the Company comply with certain further covenants, such as Limitations on Liens and Limitations on Sale and Leaseback Transactions. All such covenants and limitations are subject to a number of important qualifications and exceptions.

The Indenture contains provisions for the defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, without the consent of any of the Holders of the outstanding Notes, to modify and amend the Indenture for the purpose of, among other things, curing any ambiguity or correcting or supplementing any provision contained in the Indenture which may be defective, mistaken or inconsistent with any other provision contained in the Indenture.

The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of the Holders of all Notes, to waive any past default or Event of Default with respect to the Notes and its consequences, except a default in the payment of the principal of or interest on any of the Notes or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the currency, herein prescribed.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any supplemental indenture, or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This Note shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture

[FORM OF ASSIGNMENT FORM]

I or we assign and transfer this Security to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoints agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Signed exactly as name appears on the other side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE A

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES

The following increases and decreases to this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to a Change of Control Offer please sign below.

If you want to elect to have only part of the Note purchased by the Company pursuant to a Change of Control Offer, state the amount you elect to have purchased:

$_________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).